Morgan Stanley Third Quarter 2025 Earnings Results

Morgan Stanley Reports Net Revenues of $18.2 Billion, EPS of $2.80 and ROTCE of 23.5%

NEW YORK, October 15, 2025 – Morgan Stanley (NYSE: MS) today reported net revenues of $18.2 billion for the third quarter ended September 30, 2025 compared with $15.4 billion a year ago. Net income applicable to Morgan Stanley was $4.6 billion, or $2.80 per diluted share, compared with $3.2 billion, or $1.88 per diluted share, for the same period a year ago.1

Ted Pick, Chairman and Chief Executive Officer, said, “Our Integrated Firm delivered an outstanding quarter with strong performance in each of our businesses globally. Consistent execution of our strategy led to record revenues of $18.2 billion, EPS of $2.80, and a ROTCE of 23.5%. Wealth Management reported a 30% pre-tax margin while bringing in $81 billion in net new assets. Institutional Securities results were driven by our Equity business and a rebound in Investment Banking activity. Total client assets across Wealth and Investment Management reached $8.9 trillion. Across our global footprint, we remain committed to generating durable growth to drive long-term value for our shareholders.”

Financial Summary[2,3]
Firm ($ millions, except per share data)	3Q 2025	3Q 2024
Net revenues	$18,224	$15,383
Provision for credit losses	$0	$79
Compensation expense	$7,442	$6,733
Non-compensation expenses	$4,754	$4,350
Pre-tax income[6]	$6,028	$4,221
Net income app. to MS	$4,610	$3,188
Expense efficiency ratio[8]	67%	72%
Earnings per diluted share[1]	$2.80	$1.88
Book value per share	$62.98	$58.25
Tangible book value per share[4]	$48.64	$43.76
Return on equity	18.0%	13.1%
Return on tangible common equity[4]	23.5%	17.5%
Institutional Securities
Net revenues	$8,523	$6,815
Investment Banking	$2,108	$1,463
Equity	$4,116	$3,045
Fixed Income	$2,169	$2,003
Wealth Management
Net revenues	$8,234	$7,270
Fee-based client assets ($ billions)[9]	$2,653	$2,302
Fee-based asset flows ($ billions)[10]	$41.9	$35.7
Net new assets ($ billions)[11]	$81.0	$63.9
Loans ($ billions)	$173.9	$155.2
Investment Management
Net revenues	$1,651	$1,455
AUM ($ billions)[12]	$1,807	$1,598
Long-term net flows ($ billions)[13]	$16.5	$7.3

Highlights
•Record net revenues for the third quarter were $18.2 billion, demonstrating the strength of our Integrated Firm with strong contributions across each of our businesses and geographies.
•The Firm delivered a strong ROTCE of 23.5%.2,4
•The expense efficiency ratio was 69% year-to-date, demonstrating operating leverage in a constructive market environment.3,8,19
•The Standardized Common Equity Tier 1 capital ratio was 15.2%.16
•Institutional Securities reported net revenues of $8.5 billion reflecting robust performance in Equity and a rebound in Investment Banking activity.
•Wealth Management delivered a pre-tax margin of 30.3% for the quarter. 7 Record net revenues of $8.2 billion reflect our highest asset management revenues, robust levels of client activity and higher net interest income. The business demonstrated continued growth with net new assets of $81 billion and fee-based asset flows of $42 billion for the quarter. 10,11
•Investment Management results reflect net revenues of $1.7 billion, primarily driven by asset management fees on higher average AUM. The quarter included positive long-term net flows of $16.5 billion.13

Media Relations: Wesley McDade 212-761-2430 Investor Relations: Leslie Bazos 212-761-5352

Third Quarter Results

Institutional Securities

Institutional Securities reported net revenues of $8.5 billion compared with $6.8 billion a year ago. Pre-tax income was $3.2 billion compared with $1.9 billion a year ago.6

Investment Banking net revenues up 44%:

•Advisory revenues increased from a year ago on higher completed M&A transactions.

•Equity underwriting revenues increased from a year ago on higher IPOs and convertible offerings as clients actively engaged in capital-raising opportunities in a more constructive market environment.

•Fixed income underwriting revenues increased from a year ago on higher non-investment grade and investment grade loan issuances reflecting a more favorable financing environment.

Equity net revenues up 35%:

•Equity net revenues reflect increases from a year ago across business lines and regions on robust client activity, with record results in prime brokerage.

Fixed Income net revenues up 8%:

•Fixed Income net revenues increased from a year ago primarily driven by credit on higher client activity and lending growth and commodities on increased structured transactions, partially offset by lower results in foreign exchange.

Other:

•Other revenues decreased from a year ago primarily driven by lower net interest income and fees, following the sale of corporate loans held-for-sale earlier this year, and modestly higher mark-to-market losses on corporate loans inclusive of hedges.

($ millions)	3Q 2025	3Q 2024
Net Revenues	$8,523	$6,815

Investment Banking	$2,108	$1,463
Advisory	$684	$546
Equity underwriting	$652	$362
Fixed income underwriting	$772	$555

Equity	$4,116	$3,045
Fixed Income	$2,169	$2,003
Other	$130	$304

Provision for credit losses	$1	$68

Total Expenses	$5,340	$4,836
Compensation	$2,422	$2,271
Non-compensation	$2,918	$2,565

Provision for credit losses:

•Provision for credit losses decreased from a year ago primarily due to greater benefit of improved macroeconomic scenario in the quarter and lower provisions related to portfolio growth.

Total Expenses:

•Compensation expense increased from a year ago primarily driven by expenses related to deferred compensation and higher salaries.

•Non-compensation expenses increased from a year ago primarily driven by higher execution-related expenses.

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Wealth Management

Wealth Management reported net revenues of $8.2 billion compared with $7.3 billion a year ago. Pre-tax income of $2.5 billion resulted in a pre-tax margin of 30.3%.6, 7

Net revenues up 13%:

•Asset management revenues increased from a year ago on elevated asset levels and the cumulative impact of positive fee-based flows.10

•Transactional revenues increased 22% from a year ago excluding the impact of mark-to-market on investments associated with DCP. 5,14 The increase was driven by a broad-based increase in levels of client activity.

•Net interest income increased from a year ago primarily driven by changes in balance sheet mix and the cumulative impact of lending growth.

Total Expenses:

•Compensation expense increased from a year ago on higher compensable revenues.

•Non-compensation expenses were relatively unchanged compared to a year ago.

($ millions)	3Q 2025	3Q 2024
Net Revenues	$8,234	$7,270
Asset management	$4,789	$4,266
Transactional[14]	$1,308	$1,076
Net interest	$1,991	$1,774
Other	$146	$154
Provision for credit losses	$(1)	$11
Total Expenses	$5,736	$5,199
Compensation	$4,388	$3,868
Non-compensation	$1,348	$1,331

Investment Management

Investment Management reported net revenues of $1.7 billion compared with $1.5 billion a year ago. Pre-tax income was $364 million compared with $260 million a year ago.6

Net revenues up 13%:
•Asset management and related fees increased from a year ago on higher average AUM.

•Performance-based income and other revenues increased from a year ago on higher carried interest.

Total Expenses:
•Compensation expense increased from a year ago primarily driven by compensation associated with carried interest.

•Non-compensation expenses increased from a year ago primarily driven by distribution expenses on higher average AUM.

($ millions)	3Q 2025	3Q 2024
Net Revenues	$1,651	$1,455
Asset management and related fees	$1,534	$1,384
Performance-based income and other	$117	$71
Total Expenses	$1,287	$1,195
Compensation	$632	$594
Non-compensation	$655	$601

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Other Matters

•The Firm repurchased $1.1 billion of its outstanding common stock during the quarter as part of its Share Repurchase Program.

•The Board of Directors declared a $1.00 quarterly dividend per share payable on November 14, 2025 to common shareholders of record on October 31, 2025.

•The effective tax rate for the current quarter was 22.8%.

•The Firm’s Standardized Common Equity Tier 1 capital ratio was 15.2%.16 On September 30, 2025, the Federal Reserve announced that it had reduced Morgan Stanley’s Stress Capital Buffer ("SCB") from 5.1% to 4.3%, effective on October 1, 2025 in response to the Firm seeking reconsideration of its preliminary SCB announced in June 2025. Together with other features of the regulatory capital framework, this SCB results in an aggregate U.S. Basel III Standardized Approach Common Equity Tier 1 ratio of 11.8%.

	3Q 2025	3Q 2024
Common Stock Repurchases
Repurchases ($MM)	$1,085	$750
Number of Shares (MM)	7	8
Average Price	$145.77	$99.94
Period End Shares (MM)	1,591	1,612
Tax Rate	22.8%	23.6%
Capital[15]
Standardized Approach
CET1 capital[16]	15.2%	15.1%
Tier 1 capital[16]	17.0%	17.1%
Advanced Approach
CET1 capital[16]	15.7%	14.9%
Tier 1 capital[16]	17.6%	16.9%
Leverage-based capital
Tier 1 leverage[17]	6.8%	6.9%
SLR[18]	5.5%	5.5%

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Morgan Stanley (NYSE: MS) is a leading global financial services firm providing a wide range of investment banking, securities, wealth management and investment management services. With offices in 42 countries, the Firm’s employees serve clients worldwide including corporations, governments, institutions and individuals. For further information about Morgan Stanley, please visit www.morganstanley.com.

A financial summary follows. Financial, statistical and business-related information, as well as information regarding business and segment trends, is included in the financial supplement. Both the earnings release and the financial supplement are available online in the Investor Relations section at www.morganstanley.com.

NOTICE:

The information provided herein and in the financial supplement, including information provided on the Firm’s earnings conference calls, may include certain non-GAAP financial measures. The definition of such measures or reconciliation of such measures to the comparable U.S. GAAP figures are included in this earnings release and the financial supplement, both of which are available on www.morganstanley.com.

This earnings release may contain forward-looking statements, including the attainment of certain financial and other targets, objectives and goals. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made, which reflect management’s current estimates, projections, expectations, assumptions, interpretations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of risks and uncertainties that may affect the future results of the Firm, please see “Forward-Looking Statements” preceding Part I, Item 1, “Competition” and “Supervision and Regulation” in Part I, Item 1, “Risk Factors” in Part I, Item 1A, “Legal Proceedings” in Part I, Item 3, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 and “Quantitative and Qualitative Disclosures about Risk” in Part II, Item 7A in the Firm’s Annual Report on Form 10-K for the year ended December 31, 2024 and other items throughout the Form 10-K, the Firm’s Quarterly Reports on Form 10-Q and the Firm’s Current Reports on Form 8-K, including any amendments thereto.

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1 Includes preferred dividends related to the calculation of earnings per share for the third quarter of 2025 and 2024 of approximately $160 million and $160 million, respectively.
2 The Firm prepares its Consolidated Financial Statements using accounting principles generally accepted in the United States (U.S. GAAP). From time to time, Morgan Stanley may disclose certain “non-GAAP financial measures” in the course of its earnings releases, earnings conference calls, financial presentations and otherwise. The Securities and Exchange Commission defines a “non-GAAP financial measure” as a numerical measure of historical or future financial performance, financial position, or cash flows that is subject to adjustments that effectively exclude, or include amounts from the most directly comparable measure calculated and presented in accordance with U.S. GAAP. Non-GAAP financial measures disclosed by Morgan Stanley are provided as additional information to analysts, investors and other stakeholders in order to provide them with greater transparency about, or an alternative method for assessing our financial condition, operating results, or capital adequacy. These measures are not in accordance with, or a substitute for U.S. GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. Whenever we refer to a non-GAAP financial measure, we will also generally define it or present the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference and such comparable U.S. GAAP financial measure.
3 Our earnings releases, earnings conference calls, financial presentations and other communications may also include certain metrics which we believe to be useful to us, analysts, investors, and other stakeholders by providing further transparency about, or an additional means of assessing, our financial condition and operating results.
4 Tangible common equity is a non-GAAP financial measure that the Firm considers useful for analysts, investors and other stakeholders to allow comparability of period-to-period operating performance and capital adequacy. Tangible common equity represents common equity less goodwill and intangible assets net of allowable mortgage servicing rights deduction. The calculation of return on average tangible common equity, also a non-GAAP financial measure, represents full year or annualized net income applicable to Morgan Stanley less preferred dividends as a percentage of average tangible common equity. The calculation of tangible book value per common share, also a non-GAAP financial measure, represents tangible common shareholder’s equity divided by common shares outstanding.
5 “DCP” refers to certain employee deferred cash-based compensation programs. Please refer to "Management’s Discussion and Analysis of Financial Condition and Results of Operations – Other Matters – Deferred Cash-Based Compensation” in the Firm’s Annual Report on Form 10-K for the year ended December 31, 2024.
6 Pre-tax income represents income before provision for income taxes.
7 Pre-tax margin represents income before provision for income taxes divided by net revenues.
8 The expense efficiency ratio represents total non-interest expenses as a percentage of net revenues.
9 Wealth Management fee-based client assets represent the amount of assets in client accounts where the basis of payment for services is a fee calculated on those assets.
10 Wealth Management fee-based asset flows include net new fee-based assets (including asset acquisitions), net account transfers, dividends, interest, and client fees, and exclude institutional cash management related activity.
11 Wealth Management net new assets represent client asset inflows, inclusive of interest, dividends and asset acquisitions, less client asset outflows, and exclude the impact of business combinations/divestitures and the impact of fees and commissions.
12 AUM is defined as assets under management or supervision.
13 Long-term net flows include the Equity, Fixed Income and Alternative and Solutions asset classes and excludes the Liquidity and Overlay Services asset class.
14 Transactional revenues include investment banking, trading, and commissions and fee revenues.
15 Capital ratios are estimates as of the press release date, October 15, 2025.
16 CET1 capital is defined as Common Equity Tier 1 capital. The Firm’s risk-based capital ratios are computed under each of the (i) standardized approaches for calculating credit risk and market risk risk‐weighted assets (RWAs) (the “Standardized Approach”) and (ii) applicable advanced approaches for calculating credit risk, market risk and operational risk RWAs (the “Advanced Approach”). For information on the calculation of regulatory capital and ratios, and associated regulatory requirements, please refer to "Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Regulatory Requirements" in the Firm’s Annual Report on Form 10-K for the year ended December 31, 2024.

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17 The Tier 1 leverage ratio is a leverage-based capital requirement that measures the Firm’s leverage. Tier 1 leverage ratio utilizes Tier 1 capital as the numerator and average adjusted assets as the denominator.
18 The Firm’s supplementary leverage ratio (SLR) utilizes a Tier 1 capital numerator of approximately $90.9 billion and $83.7 billion, and supplementary leverage exposure denominator of approximately $1.66 trillion and $1.52 trillion, for the third quarter of 2025 and 2024, respectively.
19 During the first quarter of 2025 as a result of a March employee action, we recognized severance costs associated with a reduction in force (“RIF”) of $144 million, included in Compensation and benefits expense. The RIF occurred across our business segments and geographic regions and impacted approximately 2% of our global workforce at that time. The RIF was related to performance management and the alignment of our workforce to our business needs, rather than a change in strategy or exit of businesses. We recorded first quarter severance costs of $78 million in the Institutional Securities business segment, $50 million in the Wealth Management business segment, and $16 million in the Investment Management business segment. These costs were incurred across all regions, with the majority in the Americas.

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Consolidated Income Statement Information
(unaudited, dollars in millions)
	Quarter Ended			Percentage Change From:		Nine Months Ended		Percentage Change
	Sep 30, 2025	Jun 30, 2025	Sep 30, 2024	Jun 30, 2025	Sep 30, 2024	Sep 30, 2025	Sep 30, 2024

Revenues:
Investment banking	$2,266	$1,644	$1,590	38%	43%	$5,621	$4,914	14%
Trading	5,020	4,745	4,002	6%	25%	14,876	12,985	15%
Investments	374	388	315	(4%)	19%	1,131	609	86%
Commissions and fees	1,473	1,425	1,294	3%	14%	4,379	3,704	18%
Asset management	6,441	5,953	5,747	8%	12%	18,357	16,440	12%
Other	159	290	239	(45%)	(33%)	1,200	827	45%
Total non-interest revenues	15,733	14,445	13,187	9%	19%	45,564	39,479	15%
Interest income	15,456	14,905	14,185	4%	9%	44,109	40,644	9%
Interest expense	12,965	12,558	11,989	3%	8%	36,918	34,585	7%
Net interest	2,491	2,347	2,196	6%	13%	7,191	6,059	19%
Net revenues	18,224	16,792	15,383	9%	18%	52,755	45,538	16%
Provision for credit losses	—	196	79	*	*	331	149	122%
Non-interest expenses:
Compensation and benefits	7,442	7,190	6,733	4%	11%	22,153	19,889	11%
Non-compensation expenses:
Brokerage, clearing and exchange fees	1,141	1,188	1,044	(4%)	9%	3,551	2,960	20%
Information processing and communications	1,119	1,089	1,042	3%	7%	3,258	3,029	8%
Professional services	685	711	711	(4%)	(4%)	2,070	2,103	(2%)
Occupancy and equipment	473	459	473	3%	—%	1,381	1,378	—%
Marketing and business development	280	297	224	(6%)	25%	815	686	19%
Other	1,056	1,040	856	2%	23%	3,002	2,654	13%
Total non-compensation expenses	4,754	4,784	4,350	(1%)	9%	14,077	12,810	10%
Total non-interest expenses	12,196	11,974	11,083	2%	10%	36,230	32,699	11%
Income before provision for income taxes	6,028	4,622	4,221	30%	43%	16,194	12,690	28%
Provision for income taxes	1,373	1,047	995	31%	38%	3,593	2,885	25%
Net income	$4,655	$3,575	$3,226	30%	44%	$12,601	$9,805	29%
Net income applicable to noncontrolling interests	45	36	38	25%	18%	137	129	6%
Net income applicable to Morgan Stanley	4,610	3,539	3,188	30%	45%	12,464	9,676	29%
Preferred stock dividends	160	147	160	9%	—%	465	440	6%
Earnings applicable to Morgan Stanley common shareholders	$4,450	$3,392	$3,028	31%	47%	$11,999	$9,236	30%

Notes:
–Firm net revenues excluding mark-to-market gains and losses on deferred cash-based compensation plans (DCP), which represents a non‐GAAP financial measure, were: 3Q25: $17,976 million, 2Q25: $16,415 million, 3Q24: $15,144 million, 3Q25 YTD: $52,279 million, 3Q24 YTD: $45,166 million.
–Firm compensation expenses excluding DCP, which represents a non‐GAAP financial measure, were: 3Q25: $7,142 million, 2Q25: $6,819 million, 3Q24: $6,457 million, 3Q25 YTD: $21,484 million, 3Q24 YTD: $19,309 million.
–The End Notes are an integral part of this presentation. Refer to pages 12 - 17 of the Financial Supplement for Definition of U.S. GAAP to Non-GAAP Measures, Definitions of Performance Metrics and Terms, Supplemental Quantitative Details and Calculations, and Legal Notice.
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Consolidated Financial Metrics, Ratios and Statistical Data
(unaudited)
	Quarter Ended			Percentage Change From:		Nine Months Ended		Percentage Change
	Sep 30, 2025	Jun 30, 2025	Sep 30, 2024	Jun 30, 2025	Sep 30, 2024	Sep 30, 2025	Sep 30, 2024

Financial Metrics:

Earnings per basic share	$2.83	$2.15	$1.91	32%	48%	$7.61	$5.79	31%
Earnings per diluted share	$2.80	$2.13	$1.88	31%	49%	$7.53	$5.73	31%

Return on average common equity	18.0%	13.9%	13.1%			16.5%	13.5%
Return on average tangible common equity	23.5%	18.2%	17.5%			21.6%	18.2%

Book value per common share	$62.98	$61.59	$58.25			$62.98	$58.25
Tangible book value per common share	$48.64	$47.25	$43.76			$48.64	$43.76

Financial Ratios:

Pre-tax margin	33%	28%	27%			31%	28%
Compensation and benefits as a % of net revenues	41%	43%	44%			42%	44%
Non-compensation expenses as a % of net revenues	26%	28%	28%			27%	28%
Firm expense efficiency ratio	67%	71%	72%			69%	72%
Effective tax rate	22.8%	22.7%	23.6%			22.2%	22.7%

Statistical Data:

Period end common shares outstanding (millions)	1,591	1,598	1,612	—%	(1%)
Average common shares outstanding (millions)
Basic	1,571	1,577	1,588	—%	(1%)	1,577	1,594	(1%)
Diluted	1,590	1,593	1,609	—%	(1%)	1,594	1,612	(1%)
Worldwide employees	82,398	80,393	80,205	2%	3%

The End Notes are an integral part of this presentation. Refer to pages 12 - 17 of the Financial Supplement for Definition of U.S. GAAP to Non-GAAP Measures, Definitions of Performance Metrics and Terms, Supplemental Quantitative Details and Calculations, and Legal Notice.
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